Investors First Fund, Inc.

10f-3 Report

For the Quarter ended December 31, 2003


Issuer	Aspen Insurance Holdings Ltd

Trade Date	12/3/2003

Selling Broker	Credit Suisse First Boston

Amount Purchased	4,200

Purchase Price U.S. $	22.50

Percentage of Fund Net Assets	0.09%

Percentage of Issue	0.04%


Issuer	Compass Minerals International Inc.

Trade Date	12/11/2003

Selling Broker	Goldman Sachs

Amount Purchased	52,700

Purchase Price U.S. $	13.00

Percentage of Fund Net Assets	0.65%

Percentage of Issue	0.29%